Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

707 Caymans Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(3)
Fees to be Paid	Equity	Ordinary shares, par value $0.001 per share	457(o)	4,390,000	(1)	$3.85	$16,901,500	(2)	$153.10 per $1,000,000	$2,587.62
Fees Previously Paid
Carry Forward Securities
	Total Offering Amounts						$16,901,500			$2,587.62
	Total Fees Previously Paid									0
	Total Fee Offsets									0
	Net Fee Due									$2,587.62

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Registration fee calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sale prices of the Ordinary Shares on June 10, 2025, as reported on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC.
(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.